Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Palomino Laboratories Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share (2)	457(h) and (o)	16,083,036	$1.50	$24,124,554	0.0001381	$3,331.60

Total Offering Amounts					$24,124,554	0.0001381	$3,331.60
Total Fee Offsets							—
Net Fee Due							$3,331.60

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (o) under the Securities Act of 1933, as amended, based on the fixed price of $1.50 per share.
(2)	Includes (i) shares of Common Stock issued as part of the units sold in the private placement completed in September and October 2025, (ii) shares of Common Stock issued upon the automatic conversion of simple agreements for future equity (“SAFE”) into units sold in such private placement, and (iii) shares of Common Stock issuable upon the exercise of warrants sold in such private placement.